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[DEPARTMENT OF COMMERCE SEAL]

                             ARTICLES OF AMENDMENT

                      TO THE ARTICLES OF INCORPORATION OF

                         OMNI INTERNATIONAL CORPORATION



     Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Omni International Corporation.

     SECOND: The following amendments to the Articles of Incorporation of Omni International Corporation (the "Corporation") were duly adopted by the stockholders of the Corporation at a special meeting held April 4, 1994, in the manner prescribed by the Utah Revised Business Corporation Act, to-wit:

                                ARTICLE I - NAME

     The name of this Corporation is:

                      BEACHPORT ENTERTAINMENT CORPORATION

                          ARTICLE IV - CAPITALIZATION

     The Corporation shall be authorized to issue two classes of stock: common and preferred, described as follows:

     A. Common Stock. The Corporation shall be authorized to issue Fifty Million (50,000,000) shares of common stock having a par value of two mills ($0.002) per share.

     B. Preferred Stock. The Corporation shall also be authorized to issue preferred stock of the Corporation, which preferred stock shall be designated as "No Par Value Per Share Series A Preferred Stock" (the "Series A Preferred Stock"), consisting of 1,000,000 shares, and hereby fixes the designations, powers, preferences, and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows, to-wit:

     1. Certain Definitions. Unless otherwise indicated or the context otherwise requires, the terms defined in this Section 1 shall, for all purposes of this resolution, have the meanings herein specified.

        Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Corporation.

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        Common Stock. The term "Common Stock" shall mean the common stock, par value $.002 per share, of this Corporation, whether now or hereafter authorized.

        Junior Stock. The term "Junior Stock" shall mean the Common Stock, all shares hereafter authorized of any other class of common stock, and any other class or series of stock of the Corporation that is not Senior Stock or Parity Stock.

        Liquidation Price. The term "Liquidation Price" shall mean $100 per full share of Series A Preferred Stock as increased by any accrued and unpaid dividends.

        Parity Stock. The term "Parity Stock" shall mean any class or series of stock of the Corporation entitled to receive payment of dividends on a parity with the Series A Preferred Stock or any other class or series of stock of the Corporation entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

        Record Date. The term "Record Date" shall mean in the case of dividends, March 15, June 15, September 15 and December 15, and in all other matters the date fixed by the Board of Directors for purposes of determining the holders of outstanding Series A Preferred Stock entitled to vote on matters submitted to a vote of the Corporation's shareholders.

        Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation ranking senior to the Series A Preferred Stock in respect of the right to receive dividends or in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.


     2. Dividends.

     2.1 Amount, Payment Dates: Form. The holders of the shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends in the amount of 5% of the Liquidation Price per annum. Such dividends shall be payable on each February 28, May 31, August 31, and November 30, commencing on May 31, 1994 with respect to periods ending on the next preceding Record Date for the payment of dividends, provided, however, the Corporation, in its sole and absolute discretion, may elect to accrue all dividends payable on or prior to November 30, 1995, with such dividends, to the extent accrued, to be payable not later than August 31, 1996. All dividends paid to holders of Series A Preferred Stock shall be paid to holders of record at the close of business on the next preceding Record Date for the payment of dividends. Each of the dividends shall be fully cumulative and shall accrue (whether or not declared) from the first day of the period for which such dividend is payable through the next preceding Record Date. Generally, dividend periods shall be for the three month periods ending February 15, May 15, August 15 and November 15, except that the initial dividend period shall run from January 1, 1994 through May 15, 1994. Any dividends that accrue hereunder shall be paid in the sole discretion of each holder of Series A Preferred Stock, in whole or in part, in cash

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or by issuing fully-paid and non-assessable shares of Common Stock. Any such shares of Common Stock shall be valued at the lower of (i) $5 per share, and
(ii) the Average Price (as hereinafter defined) as of the Record Date applicable to such dividend, subject to such discount as the Board of Directors may determine in good faith in the event such shares of Common Stock are not registered and freely transferable by the holder thereof; provided, however, that the Corporation shall not issue any fractional shares of Common Stock, and in lieu thereof, shall pay cash to the holder for such fractional share. The Corporation shall notify each holder of Series A Preferred Stock of the declaration of a dividend hereunder and the payment date therefor. No later than the (10) days following the date of such notice, the holders of the Series A Preferred Stock shall notify the Corporation of their election to receive the dividend next payable in Common Stock or cash. If any holder of Series A Preferred Stock shall not notify the Corporation of its election, the Corporation shall have the option of paying such dividend in cash or Common Stock (valued as hereinabove provided). If dividends are not paid on any date on which dividends are payable (including dividends which are accrued pursuant to this Section 2.1), such accrued dividends shall be added to the Liquidation Price, including for the purpose of calculating the dividends payable on the Series A Preferred Stock.

     2.2 Partial Dividends. If full dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and the Parity Stock, the entire amount of dividends which are paid to the outstanding shares of Series A Preferred Stock and the Parity Stock shall be distributed among the holders of the Series A Preferred Stock and the Parity Stock, ratably, in proportion to the dividend amounts to which they would otherwise be respectively entitled to receive.

     2.3 Priority as to Dividends. No dividends or other distributions shall be declared, paid or set apart for payment on any Junior Stock unless full cumulative dividends have been declared and paid for the Series A Preferred Stock for all dividend periods terminating on or prior to the payment date of any dividend or other distribution on the Junior Stock.

     3. Redemption. The Series A Preferred Stock shall not be subject to redemption prior to June 30, 1999. Thereafter, the Series A Preferred Stock shall be redeemable at any time in whole or in part, at the option of the Corporation on thirty (30) days prior written notice to the holders for a price equal to 120% of the Liquidation Price, plus all accrued but unpaid dividends. In the event that less than all shares of Series A Preferred Stock are to be redeemed by the Corporation, the Corporation shall redeem the Series A Preferred Stock ratably from each holder.

     4. Conversion.

     4.1 Basic Conversion Privilege. Subject to Sections 4.4 and 4.5 hereof, the holders of Series A Preferred Stock shall have the right at any time prior to March 31, 1999 and after June 30, 1999, to convert each share of Series A Preferred stock into twenty-three (23) shares of Common Stock.

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     4.2 Special Conversion Privilege. Subject to Sections 4.4 and 4.5 hereof, during the period commencing April 1, 1999 through and including June 30, 1999, the holders of Series A Preferred Stock shall have the right to convert each share of Series A Preferred Stock into shares of Common Stock (i) at the rate of twenty-three (23) shares of Common Stock for each share of Series A Preferred Stock; provided however, if the Average Price (as hereinafter defined) at the time of conversion is $10 per share or more, each share of Series A Preferred Stock shall be convertible into twenty (20) shares of Common Stock, or (ii) if it would result in such holder receiving a greater number of shares of Common Stock, pursuant to the following formula: (a) the average market price for the Corporation's Common Stock (the "Average Price") shall be determined for the sixty (60) trading days immediately prior to April 1, 1999, by taking the average of the closing price for Common Stock on each such sixty (60) trading days on the principal securities exchange (or facilities of NASDAQ) on which the Common Stock is then listed (or if it is not listed, by averaging the closing bid and asked prices for Common Stock as quoted by the five principal market makers [or if there are fewer than five market makers, the actual number of market makers] for such stock on such date) (if no trades occurred on a particular trading day, the average of the closing bid and asked prices on such day shall be used); (b) 120% of the then Liquidation Price per share of Series A Preferred Stock shall be divided by the Average Price; (c) the resulting number shall be the number of shares of Common Stock into which a share of Series A Preferred Stock may be converted pursuant to this Section 4.2(ii), provided that the maximum number of shares of Common Stock into which a share of Series A Preferred Stock may be converted shall not exceed forty (40) shares of Common Stock, subject to Section 4.5 hereof.

     4.3 Mechanics of Conversion. In order for any holder of Series A Preferred stock to convert Series A Preferred Stock into shares of Common Stock, such holder shall: (a) provide written notice of the election to convert the Series A Preferred Stock into Common Stock pursuant to this Section 4 and of the name or names of those persons to whom the certificate or certificates for the Common Stock are to be issued, and (b) surrender the certificate or certificates for the Series A Preferred Stock to be converted, duly endorsed to the Corporation, to the Corporation's Secretary at the principal office of the Corporation. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to be issued on such conversion, computed in accordance with this Section 4. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Any holder of Series A Preferred Stock after the Record Date for a dividend on such shares, but before the payment date for such dividend, shall be entitled to receive such dividend if such holder held his or her shares on the Record Date.

     4.4 No Fractional Shares. Neither fractional shares of Common Stock nor scrip or warrants evidencing such shares shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares, scrip or warrants to which a holder would otherwise be entitled,


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the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock, as determined in good faith by the Board of Directors.

     4.5 Anti-Dilution Adjustments. The number and kinds of securities issuable on conversion of the Series A Preferred Stock shall be subject to adjustment as follows:

          (a) In case the Corporation shall pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, subdivide or reclassify its outstanding Common Stock into a greater number of shares, or combine or reclassify its outstanding Common Stock into a smaller number of shares, the conversion ratio under Section 4.1 or 4.2 hereof in effect at the time of the Record Date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that by converting a share of Series A Preferred Stock after such date a holder shall be entitled to receive the same number of shares which, if such share of Series A Preferred Stock had been converted immediately prior to such date, the holder would have received upon such date. For example, if there should be a 2-for-1 stock split of the Common Stock, the conversion ratio shall be multiplied by two and the number of shares issuable upon conversion of a share of Series A Preferred Stock shall be doubled. Such an adjustment shall be made successively whenever any event listed above shall occur.

          (b) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Corporation, or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the surviving corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares issuable upon conversion of the Series A Preferred Stock), or in case of any sale or conveyance to another corporation of all or substantially all of the assets of the Corporation, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that a holder of Series A Preferred Stock shall have the right thereafter by converting his or her Series A Preferred Stock to receive the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of such Series A Preferred Stock followed immediately by such reclassification, reorganization, change, consolidation, merger, sale or conveyance. Any such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

          (c) In the event that any time, as a result of an adjustment made pursuant to the provisions of this Section 4.5, the holders of Series A Preferred Stock hereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as


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nearly equivalent as practicable to the provisions with respect to the Common
Stock contained in this Section 4.5.

          (d) No adjustment of the conversion ratio shall be made in any event in respect of any accrued but unpaid dividends on the Series A Preferred Stock, provided however that the Corporation shall be obligated to pay all such accrued but unpaid dividends not withstanding the conversion of the Series A Preferred Stock on which such dividends accrued.

     4.6 Reservations of Shares of Common Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     5. Notices to Holders.

     5.1 Notices of Adjustments. Promptly after any adjustment is made under
Section 4.5 hereof in the numbers or types of securities issuable upon conversion of the Series A Preferred Stock, the Corporation shall cause to be prepared a written notice describing such adjustment and the related facts. A copy of the notice shall be filed with the Corporation's Secretary and mailed to each holder of Series A Preferred Stock at his or her last known address.

     5.2 Notices of Proposed Transactions. In the event of (a) any proposed extraordinary dividend or other distribution or granting of other rights by the Corporation to holders of outstanding shares of its capital stock, (b) the proposed dissolution, liquidation or winding up of the Corporation or (c) a proposed recapitalization, reorganization (other than the one contemplated by the Corporation in early 1994), consolidation, merger or sale or conveyance of all or substantially all of the assets of the Corporation with, into or to another corporation, the Corporation shall give to each holder of Series A Preferred Stock, at least thirty (30) days prior to the Record Date for determination of shareholders entitled to participate in the transaction, or the date of the transaction if there is no such Record Date, a written notice specifying the Record Date and describing the nature and timing of the proposed transaction.

     5.3 Effectiveness of Notices. Any notice required by the provisions of this
Section 5 to be given to a holder shall be deemed given five (5) days after such notice is deposited in the United States mail, postage prepaid, and addressed to that holder, at his or her address appearing on the books of the Corporation.

     6. Distributions upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of this


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Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, prior to any distribution of the assets or surplus funds of the Corporation to the holders of Junior Stock by reason of their ownership thereon, an amount per share equal to the Liquidation Price plus the amount of any accrued and unpaid dividends thereof, in cash or property at its fair market value (as determined by the Board of Directors in good faith), or both. The holders of Series A Preferred Stock shall be entitled to no further participation in any remaining assets of the Corporation (or any other rights of any type) after receiving the foregoing amounts per share. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation are to be distributed among the holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock and the Parity Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the sale or lease of all or substantially all of the assets of the Corporation nor the merger of the Corporation with or into any other Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of this Corporation, voluntary or involuntary, for purposes of this Section 6.


           7. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights:

             (a) Each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the Corporation's stockholders. Each share of Series A Preferred Stock shall have the same number of votes as such holder would have if the Series A Preferred Stock were converted into Common Stock immediately prior to such vote;

             (b) Except as provided by law or as otherwise set forth herein, the holders of the Series A Preferred Stock and Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders;

             (c) So long as the Series A Preferred Stock is outstanding, the Corporation shall not take any of the following actions without the consent of the holders of a majority of the Series A Preferred Stock, voting as a class:
(i) issue any Senior Stock or Parity Stock; or (ii) redeem, repurchase or retire any Common Stock or any other Junior Stock or Parity Stock.

           8. Rank. The Series A Preferred Stock shall rank, with respect to rights and priority of payment of dividends and rights on voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, on a parity with any Parity Stock of the Corporation and junior and subordinate to any Senior Stock of the Corporation.

           9. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation of the Corporation.

          10. Headings of Sections. The headings of the various sections hereof are for

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convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          11. Severability of Provisions. If any power, preference, right, qualification, limitation or restriction of the Series A Preferred Stock set forth in this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences, rights, qualifications, limitations and restrictions set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable power, preference right, qualification, limitation or restriction shall, nevertheless, remain in full force and effect, and no power, preference, right, qualification, limitation or restriction herein set forth shall be deemed dependent upon any other such power, preference, right, qualification, limitation or restriction unless so expressed herein.

          THIRD: These amendments do not provide for any exchange, reclassification or cancellation of issued shares; however, pursuant to the resolution adopted by the stockholders of the Corporation at the meeting held April 4, 1994, the 2,147,875 two mill ($0.002) par value common voting shares issued and outstanding were reverse split on a basis of .613436 for one, retaining the authorized shares at 50,000,000 and retaining the par value at two mills ($0.002) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation.

          FOURTH: The amendments adopting the reverse split of the Corporation's Common Stock and the change of name to "Beachport Entertainment Corporation" were adopted by the stockholders at a meeting held April 4, 1994.

          FIFTH: These amendments were not adopted by the incorporators or the Board of Directors without stockholder action.

          SIXTH: (a) The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows, to wit:

                      CLASS                     NUMBER OF SHARES
                      -----                     ----------------
                     Common                         2,147,875


                 (b) The number of shares voted for such amendments was 1,583,329, with none opposing and none abstaining.

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          IN WITNESS WHEREOF, the undersigned President and Assistant Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the Corporation under the penalties of perjury this 24 day of April, 1994.


                                             OMNI INTERNATIONAL CORPORATION

                                             By /s/ STEVEN D. MOULTON
                                                --------------------------------
                                                Steven D. Moulton, President


Attest:

/s/ SHERYL ROSS
------------------------------------
Sheryl Ross, Assistant Secretary

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